Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement of Old National Bancorp on Form S-3 of our report, dated February 21, 2008, with respect to the consolidated financial statements of Old National Bancorp and the effectiveness of internal control over financial reporting, which report appears in the Annual Report on Form 10-K of Old National Bancorp for the year ended December 31, 2007 and to the reference to us under the heading “Experts” in the prospectus.
Crowe Chizek and Company LLC
Indianapolis, Indiana
June 4, 2008